CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (the "Agreement'') is between RX Safes Inc., having its principal place of business at 670 DuFort Avenue, Henderson, 89002 (hereinafter referred to as "Company"); and Wall Street Buy Sell Hold Inc., having its principal place of business at 135 Glenwood Rd., Glenwood Landing, NY 11547 J (hereinafter referred to as the "Consultant") (Company and Consultant jointly, the "Parties") on this 10th day of February, 2014, to become effective once the S-1 registration recently filed by the Company is effective.

WHEREAS, the Consultant is in the business of assisting public companies in strategic business planning, and investor and public relations services; and

WHEREAS, the Company recognizes that the Consultant is not in the business of stock brokerage, investment advice, activities which require registration under either the Securities Act of 1933 (hereinafter "the Act") or the Securities and Exchange Act of 1934 (hereinafter ''the Exchange Act"), underwriting, banking, is not an insurance Company, nor does it offer services to the Company which may require regulation under federal and state securities laws; and

WHEREAS, the parties agree, after having a complete understanding of the services desired and the services to be provided, that the Company desires to retain Consultant to provide such assistance through its services for the Company, and Consultant is willing to provide such services to the Company;

NOW, THEREFORE, in consideration of the mutual covenants and proses contained herein, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.	Duties and Involvement.

The Company hereby engages Consultant to provide one or more plans, d for coordination in executing the agreed-upon plan, for using various investors and public relations services as agreed by both parties. The plan may include, but not by way of limitation, the following services: investor support, strategic business planning, attendance at conventions and trade shows, assistance in the preparation and dissemination of press releases and stockholder communications, and review and assistance in updating a business plan. In addition, these services may include preparation of a corporate profile and fact sheets, personal consultant services, financial analyst and newsletter campaigns, conferences, seminars and national tour, including, but not by way of limitation, due diligence meetings, investor conferences and institutional i::onferences, printed media advertising design, newsletter preparation, electronic public relations campaigns, direct mail campaigns, placement in investment publications and press releases.

2.	Relationship among the Parties.

Consultant acknowledges that it is not an officer, director or agent of the Company, it is not, and will not, be responsible for any management decisions on behalf of the Company, and may not commit the Company to any action. The Consultant does not, through stock ownership or otherwise, has the power to either to control the Company, or to exercise any dominating influences over its management.

Consultant understands and acknowledges that this Agreement shall not create or imply any agency relationship among parties, and Consultant will not commit the Company in any manner except when a commitment has been specifically authorized in writing by the Company. The Company and the Consultant agree that the relationship among the parties shall be that of independent contractor.

3.	Effective Date, Term and Termination.

Company and Consultant agree that the Consultant will commence significant duties pursuant to Section 1 of this Agreement as soon as the S-1 recently filed by the Company is effective (the "Effective Date") and shall continue until a fix (6) month period has lapsed, (the "Expiration Date"). There is a thirty (30) day opt out clause at the end of this six (6) month Agreement and unless exercised, the term will extend for an additional six month period.

4.	Option to Renew and Extend.

Company may renew this Agreement for additional term(s) of at least twelve (12) months (each, a "Renewal Term") at the same terms and conditions set forth in this Agreement, or for a higher rate upon agreement by both parties, by providing written notice to Consultant at any time prior to the initial Expiration Date,

5.	Compensation and Payment of Expenses.

Compensation payable with respect to services to be delivered from the Effective Date to the Expiration Date of the Initial Term, the Company is to pay, to the Consultant, a total of Twenty Thousand Dollars ($20,000) cash monthly. Upon the Company raising $1.5 million, the compensation to be paid to the Consultant will be Thirty Thousand Dollars ($30,000) cash monthly. Additionally, Five Million shares of the Company's restricted stock are to be issued to the Consultant at the signing of this Agreement and a payment of Twenty Thousand Dollars ($20,000) as deposit to confirm the Company's commitment to this agreement. The $20,000 payment will be used to offset payment of the first month's fee as outlined in this agreement. At the end of the six month of service, the Consultant is to be issued Two Million Five Hundred Thousand shares of the Company's restricted stock. In addition, at the end of the twelfth month of service (mindful of the Opt-Out Clause) the Company is to be issued an additional Two Million Five Hundred Thousand shares of the Company's restricted stock.

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6.	Consultant's Representations.

(a)	Receipt of information. Consultant has received all information set forth and referenced to in Company's press releases and business plan. Furthermore, Consultant has received all information necessary for it to make an informed investment decision.

(b)	Investment Experience. Consultant represents that it is experienced in evaluating and investing in securities and in companies similar to Company and acknowledges that it can fend for itself, can bear the economic risk of its investment, and has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of the investment. Consultant further represents that it has not been organized solely for the purchase of the Company's Common Stock.

7.	Services Not Exclusive.

Consultant shall devote such of its time and effort necessary to the discharge of its duties hereunder. The Company acknowledges that Consultant is engaged 1 in other business activities, are that it will continue such activities during the term bf this Agreement. Consultant shall not be restricted from engaging in other business activities during the term of this Agreement.

8.	Confidentiality.

Consultant acknowledges that may have confidential information regarding the Company and its business. Consultant agrees that it will not, during or subsequent to the term of this Agreement, divulge, furnish or make accessible to any person or entity (other than with the written permission of the Company) any knowledge or information or plans of the Company with respect to the Company or its business, including, but not by way of limitation, the products of the Company, whether in the concept or development stage, or being marketed by the Company on the effective date of this Agreement or during the term hereof.

9.	Covenant Not to Compete.

During the term of this Agreement, Consultant warrants, represents and agrees that it will not directly participate in the information developed for and by the Company, and will not compete directly with the Company in the Company's primary industry or related fields.

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10.	Investment Representation.

The Company represents and warrants that it has provided Consultant with access to all information available to the Company concerning its condition, financial and otherwise, its management, its business and its prospects. The Company represents that it has provided to Consultant with all copies of the Company's financials, merger documents, press releases for the prior twelve (12) months, if any, (the "Disclosure Documents") made under the rules and regulations promulgated under the Act, as amended, or the Exchange Act, as amended including but not limited to its 15(c) 2-11 filing and all other document relating to its trading on the Over the Counter Bulletin Board. Consultant represents that it and its advisors have been afforded the opportunity to discuss the Company with its management. The Company represents that it has and will continue to provide Consultant with any information or documentation necessary to verify information contained in the Disclosure Documents, and will promptly notify Consultant upon the filing of any registration statement or other periodic reporting documents filed pursuant to the Act or the Exchange Act. The Company hereby represents that it does not currently have any of its securities in registration.

11.	Compliance

The Consultant will adhere to all state and federal securities laws, including Section 5(a) and 5(c) of the Securities Act of 1933, as amended ("Securities Act"), the federal and state securities anti-fraud and Securities Act Section 17(b) and thereby the Consultant will disclose with particularity the Consultant' s compensation from the Company. Failure to do so, upon notice by the Company, may result in immediate termination of the Consultant's activities.

12.	Miscellaneous Provisions.

(a)	Time. Time is of the essence of this Agreement.

(b)	Presumption. This Agreement or any section thereof shall not be construed against any party due to the fact that said Agreement or any section thereof was drafted by said party.

(c)	Computation of Time. In computing any period of time pursuant to this Agreement, the day of the act, event or default from which the designated period of time begins to run shall be included, unless it is a Saturday, Sunday or a legal holiday, in which event the period shall begin to run on the next day which is not a Saturday, Sunday or legal holiday, in which event the period shall run until the end of the next day thereafter which is not a Saturday, Sunday or legal holiday.

(d)	Titles and Captions. All article, section and paragraph titles or captions contained in this Agreement are for convenience only and shall not be deemed part of the context nor affect the interpretation of this Agreement.

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(e)	Pronouns and Plurals. All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, neuter, singular or plural as the identity of the Person or Persons may require.

(f)	Further Action. The parties hereto shall execute and deliver all documents, provide all information and take or forbear from all such action as bay be necessary or appropriate to achieve the purpose of this Agreement.

(g)	Good Faith, Cooperation and Due Diligence. The parties hereto covenant, warrant and represent to each other good faith, complete cooperation, and the opportunity for proper due diligence. Additionally, will use honesty in fact in the performance of all obligations of the parties pursuant to this Agreement. All promises and covenants are mutual and dependent. Both parties have done so voluntarily.

(h)	Severability. If any provision of this Agreement, or the applicatio1of such provision to any person or circumstance, becomes or is found to be illegal, shall be held invalid, or unenforceable for any reason, such clause provision must first be modified to the extent necessary to make this Agreement legal and enforceable and then if necessary, second, severed from the remainder of the Agreement to allow the remainder of the Agreement to remain in full force and effect.

(i)	Assignment. This Agreement may not be assigned by either party hereto without the written consent of the other, but shall be binding upon I successors of the parties.

(j)	Notices. All notices required or permitted to be given under this Agreement shall be given in writing and shall be delivered, either personally or by express delivery service, to the party to be notified. Notice to each party shall be deemed to have been duly given upon delivery, personally or by courier (such as Federal Express or similar express delivery service), addressed to the attention of the officer to the address set forth heretofore, or to such other officer or addresses as either party may designate, upon at least ten (10) days' written notice, to the other party.

(k)	Governing Law and Venue. The Agreement shall be construed by and enforced in accordance with the internal laws of the State of New York and venue shall rest solely in the state and courts any jurisdiction in the State of New York.

(l)	Entire Agreement. This Agreement contains the entire understanding and agreement among the parties. There are no other agreements, conditions or representations, oral or written, express or implied, with regard thereto. This Agreement may be amended only in writing signed by all parties.

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(m)	Waiver. A delay or failure by any party to exercise a right under this Agreement, or a partial or single exercise of that right, shall not constitute a waiver of that or any other right.

(n)	Counterparts. This Agreement may be executed in duplicate counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same Agreement. In the event that the document is signed by one party and faxed to another, the parties agree that a fixed signature shall be binding upon the parties to this agreement as thought the signature was an original.

(o)	Successors. The provisions of this Agreement shall be binding upon all parties, their successors and assigns; provided that this Agreement may not be assigned by either Company or Consultant without the express written consent of the other.

(p)	Counsel. The parties expressly acknowledge that each has been advised to seek separate counsel for advice in this matter and has been given a reasonable opportunity to do so.

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement to be effective as of the day and year provided herein.

/s/ Lorraine Yarde

Lorraine Yard

Chief Exec. Officer

Rx Safes Inc.

/s/ Jerry Castaldo

Secretary

Wall Street Buy Sell Hold, Inc.

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